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                                                                       Exhibit 5









                                November 6, 1998



The Timken Company
1835 Dueber Avenue S.W.
Canton, Ohio  44706

         RE:      The Hourly Pension Investment Plan

Gentlemen and Mesdames:

         We have acted as legal counsel for The Timken Company, an Ohio corporation (the "Company") and its wholly owned subsidiary, Latrobe Steel Company, a Pennsylvania corporation ("Latrobe"), in connection with the preparation and adoption by both companies of the Hourly Pension Investment Plan, as amended (the "Plan"). The Plan provides for the issuance of shares of the Company's common stock, without par value (the "Common Stock"), and of participation interests (the "Participation Interests") offered to eligible employees of the Company and eligible employees of Latrobe. The Company recently authorized the issuance of an additional 250,000 shares of Common Stock pursuant to the Plan (the "Shares"). A Form S-8 Registration Statement is being filed with the Securities and Exchange Commission to cover the Shares and the Participation Interests.

         We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public authorities, and other documents and instruments, and have made such other factual inquiries, as we have deemed necessary or appropriate in connection with this opinion.

         On the basis of the foregoing, we are of the opinion that:

         1. The Shares are duly authorized.

         2. When the Shares have been issued and delivered against payment therefor in accordance with the terms of the Plan, such Shares will be duly authorized, validly issued under the Ohio General Corporation Law, fully paid, and nonassessable, assuming that such Shares remain duly authorized on the date of such issuance and delivery and assuming that no change occurs in the applicable law or pertinent facts between the date hereof and the date of such issuance and delivery.



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The Timken Company
November 6, 1998
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         3. When contributions are made to the Plan and are allocated in accordance with the terms of the Plan, the resulting Participation Interests will have been validly created, fully paid, and nonassessable, assuming that as of the date(s) of such contributions and allocations the applicable terms of the Plan remain in substantially the same form as at the date hereof, and further assuming that no other change occurs in the pertinent facts or the applicable law between the date hereof and the date(s) of such contributions and allocations.

         We hereby consent to your use of this opinion as an exhibit to the said Form S-8 Registration Statement and your reference to this opinion in any of the materials constituting the prospectus thereof, as any of the same may be amended, updated, and/or supplemented from time to time.


                                   Very truly yours,




                                   DAY, KETTERER, RALEY, WRIGHT
                                        & RYBOLT, LTD.